Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan            (651) 293-2809

ECOLAB UPDATES 2011 AND 2012 ADJUSTED EARNINGS FORECASTS,

ANNOUNCES POST-MERGER RESTRUCTURING

HIGHLIGHTS:

•                  2011 adjusted EPS, excluding impact from Nalco merger, expected to reach $2.54, +14%

•                  2012 adjusted EPS range set at $2.95 - $3.05, +16% to +20%

•                  Restructuring and other special charges expected to be as follows:

•                  2011 fourth quarter charges of approximately $100 million

•                  2012 charges of approximately $230 million

•                  2013 charges of approximately $150 million

•                  Ongoing annual synergy cost savings benefit forecast raised to approximately $250 million from $150 million

•                  2012 synergy cost savings forecast raised to approximately $75 million from $35 million, which will help overcome unfavorable currency movements, raw materials and pension costs

ST. PAUL, Minn., January 19, 2012: Ecolab Inc. announced that it plans to undertake restructuring and other cost-saving actions to help enable and enhance realization of its merger-related cost synergies as well as streamline and strengthen its global business.  These actions, along with merger-related costs, will result in restructuring and other special charges in the fourth quarter of 2011 and in 2012 and 2013. Total merger-related restructuring costs over the period are expected to be approximately $180 million, with other special charges approximately $300 million.  It is expected that the restructuring will be completed by the end of 2013.

CEO Comment

Douglas M. Baker, Jr., Ecolab’s Chairman and Chief Executive Officer, commented on the announcement, saying, “We are making excellent progress in our work to integrate our businesses.  Our teams have come together quickly.  Our similar business approach and cultures have made the merger process very smooth and productive, and our work to develop synergies has developed better than expected, resulting in our higher cost synergies forecast.  The restructuring and special charges we announced today are designed to enable us to more quickly realize and increase the merger-related cost synergies and improve the efficiency and effectiveness of our global business.

“The larger 2012 synergies and the previously announced share buyback will help us offset the very significant unfavorable currency movements, raw material costs and pension expense, which cumulatively represent nearly $100 million of negative 2012 operating income impact since our initial earnings forecast made six months ago.  As a result, our outlook remains strong.  2011 adjusted EPS results are expected to show 14% growth and be in the middle of our forecasted range, and our 2012 adjusted EPS outlook is for even stronger growth of 16% to 20%.

“We believe our exceptional products and outstanding sales and service team, along with our broadened business platform, provide us the critical tools that will enable us to succeed in 2012’s challenging environment and provide superior growth for the years to come.  We have already begun to work with customers to offer them the broader range of integrated and effective solutions that are now available as a result of this merger.  These conversations have gone very well.  We have a strong and experienced team ready to drive our business forward, and we are confident in our outlook and our growth prospects.”

2011 and 2012 Cost Synergy Actions and Benefits

Actions associated with the merger to improve the effectiveness and efficiency of the company include the following:

•                  A reduction of the combined company’s current global workforce by approximately 500 positions, primarily in corporate G&A.  A number of these reductions are expected to be achieved through open positions and attrition.  Those whose jobs are eliminated will be offered severance and outplacement as appropriate.  As previously announced, none of the positions affected will be in sales or R&D.

•                  Procurement savings from the company’s larger scale.

•                  Preparation work to simplify the combined company’s global supply chain.

•                  Significant cost and capability leverage within IT and other global functions through our Shared Services approach.

As a result, Ecolab has increased its cost synergy target for 2012 to approximately $75 million from the previous forecast of $35 million.

Future Cost Synergy Actions and Benefits

Additional actions beyond 2012 include:

•                  Supply chain plant and warehouse rationalization to create a lower cost, leaner and more efficient infrastructure.  This will include the reduction of plant and distribution center locations, as well as the rationalization of sales offices and other redundant facilities.

•                  These and additional productivity and efficiency actions are expected to reduce the need for future position additions by approximately 1,500 over the next several years.

These result in the annual merger cost synergy target being raised to $250 million from the prior $150 million objective.  We expect this synergy run rate to be achieved by the end of 2014.

2011 Fourth Quarter Special Charges

Ecolab expects to record pretax special charges in the fourth quarter of 2011 of approximately $100 million ($60 million after tax, or approximately $0.25 per share) that will include approximately $50 million for transaction and integration costs, $10 million for merger-related restructuring and severance, and $30 million related to the modification of a long-term customer agreement that was part of a previous water-related acquisition.  In addition, fourth quarter special charges will include approximately $10 million primarily related to the previously announced Europe restructuring.

2012 Special Charges

In 2012, Ecolab expects to incur pretax special charges of approximately $230 million ($170 million after tax, or approximately $0.60 per share), including approximately $60 million non-cash charges for the fair value step up of Nalco inventory, Nalco merger-related restructuring charges of approximately $50 million, approximately $20 million in Nalco debt breakage costs and approximately $20 million for merger integration costs.  Approximately $70 million of the 2012 special charge is part of the previously announced restructuring primarily related to Europe.

2013 Special Charges

In 2013, Ecolab expects to incur pretax special charges of approximately $150 million ($85 million after tax, or approximately $0.35 per share), including Nalco merger-related restructuring charges of approximately $120 million and approximately $30 million as part of the previously announced restructuring primarily related to Europe.

BUSINESS OUTLOOK

2011 Outlook

Ecolab expects adjusted diluted earnings per share, excluding the impact of the Nalco merger, to rise 14% to $2.54 for the year ended December 31, 2011.  Ecolab had previously forecast 2011 adjusted earnings per share, excluding the impact of the Nalco merger, in a $2.53 - $2.55 range.  Fourth quarter 2011 adjusted earnings per share, excluding the impact of the Nalco merger, are expected to be $0.70, a 17% increase over the prior year.

2012 Outlook

Ecolab expects 2012 sales before acquisitions and divestitures to show strong volume growth and appropriate pricing moderated by continued weakness in several key economies and unfavorable foreign exchange.  Adjusted gross margins are expected to decline versus 2011 due to the Nalco merger but are expected to increase compared with the combined companies’ prior year gross margin, reflecting the benefits of pricing and efficiency initiatives which should offset moderating increases in delivered product cost increases.  The SG&A ratio should improve (excluding the impact of purchase accounting) from 2011 levels and approximate the combined companies’ prior year levels reflecting the synergies, which are expected to more than offset continued investment in the business and higher pension expense.  The tax rate is expected to improve from both 2011 and the combined companies’ prior year levels due to tax benefits from integration projects.

Ecolab continues to expect adjusted diluted earnings per share, excluding special gains and charges and discrete tax items, for the year ending December 31, 2012 of approximately $3.00 per share, and has established a forecast range of $2.95 - $3.05 per diluted share.  This would represent a 16% to 20% increase over expected 2011 adjusted earnings per share (which exclude the impact of the Nalco merger).

The quarterly earnings growth rate is expected to improve throughout 2012 as the benefits of synergies and cost reductions take effect, and as higher depreciation and amortization expense is offset by seasonally higher revenues.

Ecolab’s detailed outlook for the full year 2012, adjusted for special gains and charges and discrete tax items, is as follows:

Gross Margins	47% - 48%
SG&A % of sales (excl. Purchase Acctg. and Corp. Seg.)	32% - 33%
Purchase Accounting impact in Depr. & Amort.	approx. $170 million
Corporate Segment (excl. Purchase Accounting)	approx. $50 million
Interest expense, net	approx. $255 million
Effective tax rate	29% - 30%
Minority Interest	approx. $10 million
Adjusted EPS, excluding special gains and charges	$2.95 - $3.05
Diluted Shares outstanding	approx. 295 million
Depreciation (inclusive of Purchase Accounting)	approx. $535 million
Amortization (inclusive of Purchase Accounting)	approx. $225 million

Cautionary Statements Regarding Forward-Looking Information

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning our financial and business prospects, including forecasted 2011 fourth quarter and full year business results; forecasted 2012 business results, including sales, adjusted gross margin, selling, general and administrative expense, corporate segment, interest expense, effective tax rate, minority interest, depreciation and amortization; special gains and charges; shares outstanding; benefits from and timing of Nalco merger synergies and business improvement actions; restructuring activities; reduction of plant and distribution center locations, as well as the rationalization of sales offices and other redundant facilities; cost savings; headcount reductions; raw material costs; currency movements; pension expense and adjusted diluted earnings per share. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements. In particular, the ultimate results of any restructuring and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness. In addition, 2011 forecasts are preliminary and subject to financial statement audit.  We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K and include problems that may arise in successfully integrating the Nalco businesses, which may result in the combined company not operating as effectively and efficiently as expected; the vitality of the markets we serve; the impact of worldwide economic factors such as the worldwide economy, credit markets, interest rates and foreign currency risk; fluctuations in raw material and delivered product costs; our ability to develop competitive advantages through innovation; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; the ability to acquire complementary businesses and to effectively integrate such businesses; the impact of investments to develop business systems or to optimize our business structure; the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products; changes in laws, regulations or accounting standards; public health epidemics; the occurrence of litigation or claims; acts of war, terrorism, severe weather or natural or man-made disasters; the loss or insolvency of a major customer, supplier or distributor; our ability to attract and retain high caliber management talent; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP financial measures include adjusted gross margins and adjusted diluted earnings per share. We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

We include in special gains and charges items that are unusual in nature, significant in amount and important to an understanding of underlying business performance. In order to better allow investors to compare underlying business performance period-to-period, we provide adjusted gross margins and adjusted diluted earnings per share, which excludes special gains and charges and discrete tax items.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business.

We recommend that investors view these measures in conjunction with the GAAP measures included in this news release.

With 2011 annualized sales of $11 billion and more than 38,000 employees, Ecolab Inc. (NYSE: ECL) is the global leader in water, hygiene and energy technologies and services that provide and protect clean water, safe food, abundant energy and healthy environments. Ecolab delivers comprehensive programs and services to the food, energy, healthcare, industrial and hospitality markets in more than 160 countries. More Ecolab news and information is available at www.ecolab.com.

(ECL-C)